                                                                    EXHIBIT 99.1


                         BEHAVIORAL HEALTHCARE SERVICES

                         COMBINED FINANCIAL STATEMENTS
                YEARS ENDED DECEMBER 31, 2002, 2003 AND 2004 AND
        SIX MONTHS ENDED JUNE 30, 2004 (UNAUDITED) AND 2005 (UNAUDITED)

                                    CONTENTS

Report of Independent Auditors..............................  F-2
Combined Financial Statements
Combined Balance Sheets.....................................  F-3
Combined Statements of Income...............................  F-4
Combined Statements of Equity...............................  F-5
Combined Statements of Cash Flows...........................  F-6
Notes to Combined Financial Statements......................  F-7

                         REPORT OF INDEPENDENT AUDITORS
The Board of Managers
Ardent Health Services LLC

     We have audited the accompanying combined balance sheets as of December 31, 2003 and 2004, of the entities described in Note 1 (collectively, "Behavioral Healthcare Services" or the "Company") and the related combined statements of income, equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Behavioral Healthcare Services at December 31, 2003 and 2004, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.

     The accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in
Note 1, the Company is comprised of wholly owned subsidiaries of Ardent Health Services LLC (the "Parent Company"). Due to the Parent Company's current status with respect to certain covenants and cross-default provisions under its senior secured credit agreement and under the indenture to its senior subordinated notes, the Parent Company may be in default of certain restrictive covenants under its senior subordinated notes and under its credit agreement within the ensuing one year period. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt, including the Company's assets and stock. These conditions raise substantial doubt about the Parent Company's ability to continue as a going concern. (The Parent's plans as to these matters are described in Note 8.) Because of the aforementioned conditions, the Parent Company's actions could have a substantial effect on the Company's assets; therefore, there is substantial doubt about whether the Company will continue as a going concern. The accompanying combined financial statements of the Company do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

                                          ERNST & YOUNG LLP
Nashville, Tennessee
June 20, 2005

                         BEHAVIORAL HEALTHCARE SERVICES

                            COMBINED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                2003       2004        2005
                                                              --------   --------   -----------
                                                                                    (UNAUDITED)
                                                                   (DOLLARS IN THOUSANDS)
                                            ASSETS
Current assets:
  Cash and cash equivalents.................................  $  1,822   $  2,671     $   1,729
  Accounts receivable, less allowance for doubtful accounts
     of $4,387 in 2003, $5,557 in 2004, and $5,844
     (unaudited) in 2005....................................    36,951     38,601        45,079
  Inventories...............................................     1,129      1,232         1,252
  Deferred income taxes.....................................     9,960      9,523         9,395
  Prepaid expenses and other current assets.................     5,289      7,253         5,974
  Assets held for sale......................................     2,215         --            --
                                                              --------   --------     ---------
Total current assets........................................    57,366     59,280        63,429
Property and equipment, net.................................    76,562     83,355        83,160
Goodwill....................................................    11,210     11,210        11,210
Deferred income taxes.......................................     8,926      6,534         6,534
Intercompany receivable from Ardent.........................    56,525     73,629        87,927
Other assets................................................       225        283           133
                                                              --------   --------     ---------
Total assets................................................  $210,814   $234,291     $ 252,393
                                                              ========   ========     =========

                                    LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable..........................................  $  8,225   $  8,624     $   9,876
  Accrued salaries and benefits.............................    14,628     14,278        15,302
  Liabilities held for sale.................................       486         --            --
  Other accrued expenses and liabilities....................     4,620      4,478         2,476
                                                              --------   --------     ---------
Total current liabilities...................................    27,959     27,380        27,654
Self-insured liabilities....................................    11,639     15,840        17,151
Commitments and contingencies (see Note 7)
Equity......................................................   171,216    191,071       207,588
                                                              --------   --------     ---------
Total liabilities and equity................................  $210,814   $234,291     $ 252,393
                                                              ========   ========     =========

                            See accompanying notes.

                         BEHAVIORAL HEALTHCARE SERVICES

                         COMBINED STATEMENTS OF INCOME

                                                                              SIX MONTHS ENDED
                                               YEARS ENDED DECEMBER 31,           JUNE 30,
                                            ------------------------------   -------------------
                                              2002       2003       2004       2004       2005
                                            --------   --------   --------   --------   --------
                                                                                 (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS)
Revenues:
  Net patient service revenue.............  $232,898   $252,829   $277,566   $137,623   $152,340
  Other revenue...........................     9,011     14,739     16,716      8,797      9,611
                                            --------   --------   --------   --------   --------
Total net revenues........................   241,909    267,568    294,282    146,420    161,951
Expenses:
  Salaries and benefits...................   134,340    148,392    167,926     82,999     88,570
  Professional fees.......................    28,321     29,162     32,744     16,247     15,860
  Supplies................................    13,546     14,527     15,559      7,685      8,411
  Provision for doubtful accounts.........     5,990      6,227      7,245      3,220      4,228
  Interest, net...........................     8,481      4,940      2,854      2,514     (2,172)
  Depreciation and amortization...........     2,203      2,501      3,664      1,225      2,414
  Management fees paid to Ardent..........    18,373     12,255     16,483      8,886      5,696
  Impairment of long-lived assets and
     restructuring costs..................        78         --         --         --         --
  Gain on divestitures....................    (1,208)      (618)        --         --         --
  Other...................................    23,779     24,780     26,303     12,699     12,742
                                            --------   --------   --------   --------   --------
Total expenses............................   233,903    242,166    272,778    135,475    135,749
                                            --------   --------   --------   --------   --------
Income from continuing operations before
  income tax..............................     8,006     25,402     21,504     10,945     26,202
Income tax expense........................     2,072      8,679      8,159      4,159      9,803
                                            --------   --------   --------   --------   --------
Income from continuing operations, net....     5,934     16,723     13,345      6,786     16,399
Discontinued operations:
  Income from discontinued operations.....     1,657      1,481        121        465        196
  Gain on divestitures of discontinued
     operations...........................     2,349      1,032      3,843      3,622         --
  Restructuring costs.....................    (1,073)        --         --         --         --
                                            --------   --------   --------   --------   --------
Income from discontinued operations before
  income tax..............................     2,933      2,513      3,964      4,087        196
Income tax expense........................     1,053        970      1,570      1,619         78
                                            --------   --------   --------   --------   --------
Income from discontinued operations,
  net.....................................     1,880      1,543      2,394      2,468        118
                                            --------   --------   --------   --------   --------
Net income................................  $  7,814   $ 18,266   $ 15,739   $  9,254   $ 16,517
                                            ========   ========   ========   ========   ========

                            See accompanying notes.

                         BEHAVIORAL HEALTHCARE SERVICES

                         COMBINED STATEMENTS OF EQUITY

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2002       2003       2004
                                                              --------   --------   --------
                                                                  (DOLLARS IN THOUSANDS)
Equity at beginning of period...............................  $127,111   $144,925   $171,216
  Contribution from Ardent..................................    10,000      8,025      4,116
  Net income................................................     7,814     18,266     15,739
                                                              --------   --------   --------
Equity at end of period.....................................  $144,925   $171,216   $191,071
                                                              ========   ========   ========

                            See accompanying notes.

                         BEHAVIORAL HEALTHCARE SERVICES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                               SIX MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,            JUNE 30
                                             ------------------------------   ------------------
                                               2002       2003       2004      2004       2005
                                             --------   --------   --------   -------   --------
                                                                                 (UNAUDITED)
                                                           (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Income from continuing operations, net.....  $  5,934   $ 16,723   $ 13,345   $6,786   $ 16,399
Adjustments to reconcile income from
  continuing operations, net, to net cash
  provided by (used in) operating
  activities, net of acquisitions and
  divestitures:
  Provision for doubtful accounts..........     5,990      6,227      7,245    3,220      4,228
  Depreciation and amortization............     2,203      2,501      3,664    1,225      2,414
  Impairment of long-lived assets and
     restructuring costs...................        78         --         --       --         --
  Gain on divestitures.....................    (1,208)      (618)        --       --         --
  Deferred income taxes....................     1,869      5,864      2,093    3,040        128
  Changes in operating assets and
     liabilities:
     Accounts receivable...................    (8,792)   (10,976)   (10,304)  (4,359)   (10,706)
     Prepaid expenses and other current
       assets..............................       (58)      (768)    (2,244)  (1,086)     1,259
     Accounts payable......................       982          8        381     (688)     1,252
     Accrued salaries and benefits.........     2,904      2,168       (138)     105      1,024
     Other accrued expenses and
       liabilities.........................      (172)      (649)      (405)      45     (2,002)
     Self-insured liabilities..............     4,007      1,570      4,428    1,167      1,379
                                             --------   --------   --------   ------    -------
Net cash provided by (used in) operating
  activities...............................    13,737     22,050     18,065    9,455     15,375
Net cash provided by (used in) discontinued
  operations...............................     1,439     (2,048)       382    1,946         50
INVESTING ACTIVITIES
Investments in acquisitions, less cash
  acquired.................................   (14,971)    (8,712)        --       --         --
Purchases of property and equipment........    (6,425)    (8,528)   (10,457)  (3,991)    (2,219)
Proceeds from divestitures.................     9,390      6,370      5,904       --         --
Other......................................       (27)       (43)       (58)     (45)       150
                                             --------   --------   --------   ------    -------
Net cash used in investing activities......   (12,033)   (10,913)    (4,611)  (4,036)    (2,069)
FINANCING ACTIVITIES
Change in intercompany receivable from
  Ardent...................................    (3,232)   (10,085)   (12,987)  (7,202)   (14,298)
                                             --------   --------   --------   ------    -------
Net cash (used in) provided by financing
  activities...............................    (3,232)   (10,085)   (12,987)  (7,202)   (14,298)
                                             --------   --------   --------   ------    -------
Net (decrease) increase in cash and cash
  equivalents..............................       (89)      (996)       849      163       (942)
Cash and cash equivalents, beginning of
  period...................................     2,907      2,818      1,822    1,822      2,671
                                             --------   --------   --------   ------    -------
Cash and cash equivalents, end of period...  $  2,818   $  1,822   $  2,671   $1,985    $ 1,729
                                             ========   ========   ========   ======    =======
SUPPLEMENTAL CASH FLOW INFORMATION
Net interest payments (receipts), net of
  capitalized interest of $0, $258, $142,
  and $0 and $57 for the periods ended
  December 31, 2002, 2003 and 2004, and
  June 30, 2004 and 2005, respectively....   $  8,481   $  4,940   $  2,854   $2,514    $(2,172)
                                             ========   ========   ========   ======    =======

                            See accompanying notes.

                         BEHAVIORAL HEALTHCARE SERVICES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 2004

1.  DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION

     As of December 31, 2004, Behavioral Healthcare Services was comprised of 20 behavioral hospitals located in 11 states (collectively "Behavioral Healthcare Services" or the "Company"), each of which was a wholly owned subsidiary of Ardent Health Services LLC. Ardent Health Services LLC is a holding company whose affiliates operate acute care hospitals and other healthcare facilities, a health plan and behavioral hospitals. The term "Ardent" refers to Ardent Health Services LLC and its affiliates unless stated otherwise or indicated by context. The behavioral hospitals and other businesses related to the operations of these behavioral hospitals provide psychiatric and related mental health services.

      On March 10, 2005, Ardent announced that it entered into a definitive agreement to sell the operations and substantially all the net assets comprising the Company to Psychiatric Solutions, Inc., for approximately $560 million, less the redemption price for any of Ardent's senior subordinated notes which are not tendered pursuant to Ardent's ongoing tender offer and consent solicitation by the closing date of the sale. Under the terms of the agreement, the total consideration of approximately $560 million will consist of approximately $500 million in cash and 1,362,760 shares of Psychiatric Solutions, Inc., common stock. The transaction was finalized on July 1, 2005.

     The combined financial statements include the accounts of the Company for the periods presented and have been prepared on the push-down basis of the historical cost to Ardent. Property and equipment on hand at August 1, 2001 were stated based upon the values assigned in connection with the initial capitalization of Ardent. All significant intercompany balances and transactions within the Company have been eliminated in combination. The majority of the Company's expenses are "cost of revenue" items.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Due to Ardent's current status with respect to certain covenants and cross-default provisions under its senior secured credit agreement and under the indenture to its senior subordinated notes, Ardent may be in default of certain restrictive covenants under its senior subordinated notes and under its credit agreement within the ensuing one year period. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt, including the Company's assets and stock. These conditions raise substantial doubt about Ardent's ability to continue as a going concern. (Ardent's plans as to these matters, including the expected sale of the Company and the use of the proceeds to repay the majority of its outstanding indebtedness, are described in Note 8.) Because of the aforementioned conditions, Ardent's actions could have a substantial effect on the Company's assets; therefore, there is substantial doubt about whether the Company will continue as a going concern. The accompanying combined financial statements of the Company do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

     The combined financial statements included herein may not necessarily be indicative of the results of operations, financial position, and cash flows of the Company in the future or had the Company operated as a separate and independent company during the periods presented. The combined financial statements included herein do not reflect any changes that may occur in the financing and operations of the Company related to the expected subsequent sale of the Company.

UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

     The accompanying unaudited combined balance sheet as of June 30, 2005 and the related unaudited combined statements of income and cash flows for the six months ended June 30, 2004 and 2005 (the "unaudited interim combined financial statements") have been prepared by the Company's management in

                         BEHAVIORAL HEALTHCARE SERVICES
accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions of Regulation S-X and are unaudited. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of the Company's management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim results have been included.

     The unaudited interim combined financial statements should be read in conjunction with the audited financial statements appearing herein. The results of the six months ended June 30, 2005 may not be indicative of combined operating results for the full respective year.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ACCOUNTING ESTIMATES

     The preparation of combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the amounts reported in the financial statements and accompanying notes. On an on-going basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

ALLOWANCE FOR CONTRACTUAL DISCOUNTS (AND RELATED NET PATIENT SERVICE REVENUE)

     Net patient service revenue is recorded on the accrual basis in the period in which services are provided. Net patient service revenue includes amounts estimated by management to be reimbursable by Medicare, Medicaid and other payors under provisions of cost or prospective reimbursement formulas in effect. Amounts received are generally less than the established billing rates and the differences ("contractual discounts") are reported as deductions from patient service revenue at the time the service is rendered. The effects of other arrangements for providing services at less than established rates are also reported as deductions from patient service revenue.

     The Company derives a significant portion of its net patient service revenue from Medicare, Medicaid and other payors that receive discounts from its standard charges, requiring the Company to estimate an allowance for contractual discounts. Medicare, Medicaid and other payors that receive discounts from standard charges represented 72%, 73% and 75% of the Company's total patient days from continuing operations for the years ended December 31, 2002, 2003 and 2004, respectively.

     Net patient service revenue is recorded based upon the estimated amounts due from Medicare, Medicaid and other payors. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms and the historical collections of each payor. However, the services authorized and provided and the resulting reimbursements are often subject to interpretation. These interpretations sometimes result in payments that differ from the Company's estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating regular review and assessment of the estimation process by management. Changes in estimates related to the allowance for contractual discounts affect net patient service revenue reported in the Company's combined results of operations and are recorded in the period the change in estimate occurs.

                         BEHAVIORAL HEALTHCARE SERVICES

     Settlements under cost reimbursement agreements with third-party payors are estimated and recorded in the period in which the related services are rendered and are adjusted in future periods as final settlements are determined. Final determination of amounts earned under the Medicare and Medicaid and other third-party payor programs often occurs in subsequent years because of audits by the programs, rights of appeal, and the application of numerous technical provisions. Settlements are considered in the recognition of net patient service revenue on an estimated basis in the period the related services are rendered, and such amounts are subsequently adjusted in future periods as adjustments become known or as years are no longer subject to such audits and reviews. The net adjustments to estimated settlements from continuing operations resulted in increases (decreases) to net patient service revenue of $1.5 million, $1.8 million and $(1.8) million for the years ended December 31, 2002, 2003 and 2004, respectively. The state of West Virginia's Medicaid program has made a determination that one of the Company's hospitals was overpaid by the state's Medicaid program for cost reporting years ended December 31, 2000 to 2004. The aforementioned $1.8 million decrease in net patient revenue for the year ended December 31, 2004 includes a $7.5 million adjustment for this issue. See Note 7 under Net Revenue.

     Final determination of amounts earned under prospective payment and cost-reimbursement activities is subject to review by appropriate governmental authorities or their agents. In the opinion of the Company's management, adequate provision has been made for any adjustments that may result from such reviews.

     The Company's hospitals provide care to patients who are financially unable to pay for the health care services they receive. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported in net patient service revenue.

OTHER REVENUE

     Other revenue consists primarily of fees for management services provided to other health care providers as well as fees for the provision of educational services and is recognized as the services are provided. Other revenue for the years ended December 31, 2002, 2003 and 2004 includes $1.1 million, $3.5 million and $3.7 million, respectively, of management fees from affiliates of Ardent. At December 31, 2003 and 2004, amounts due from affiliates of Ardent for such management services totaled $534,000 and $884,000, respectively, and are included in prepaid expenses and other current assets in the accompanying combined balance sheets.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of all highly liquid investments with maturity of 90 days or less when purchased.

ALLOWANCE FOR DOUBTFUL ACCOUNTS (AND RELATED PROVISION FOR DOUBTFUL ACCOUNTS)

     The collection of receivables primarily from Medicare, Medicaid, managed care payors, other third-party payors and patients is critical to the Company's operating performance. The Company's primary collection risk that could result in bad debt relates to uninsured patient accounts and patient accounts whereby the primary insurance carrier has paid the amounts covered by the applicable agreement but the portion of the amount that is the patient's responsibility (primarily deductibles and co-payments) remains outstanding. The Company generally does not require any collateral or security for patient receivables. The Company estimates the allowance for doubtful accounts related to its net patient service revenue based primarily upon the effectiveness of historical collection efforts and the age of patient accounts receivable. The provision for doubtful accounts and the allowance for doubtful accounts relate primarily to self-pay amounts due from patients. The Company routinely monitors its accounts receivable balances and utilizes historical collection experience to support the basis for its estimates of the provision for doubtful accounts.

                         BEHAVIORAL HEALTHCARE SERVICES

Significant changes in payor mix or business office operations could have a significant impact on the Company's combined results of operations and cash flows. The Company writes off accounts receivable once collection efforts have been exhausted or payment terms have been reached.

     A summary of activity in the Company's allowance for doubtful accounts follows (in thousands):

                                                                          ACCOUNTS
                                                          PROVISION     WRITTEN OFF,
                                             BEGINNING   FOR DOUBTFUL      NET OF      ENDING
                                              BALANCE      ACCOUNTS      RECOVERIES    BALANCE
                                             ---------   ------------   ------------   -------
Year Ended December 31,
  2002.....................................   $5,610        $7,963         $8,700      $4,873
  2003.....................................    4,873         7,818          8,304       4,387
  2004.....................................    4,387         9,109          7,939       5,557

     The provision for doubtful accounts includes amounts related to discontinued operations of $2.0 million, $1.6 million and $1.9 million for the years ended December 31, 2002, 2003 and 2004, respectively.

INVENTORIES

     Inventories consist primarily of hospital supplies and pharmaceuticals and are stated at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

     Property and equipment acquired as a result of acquisitions subsequent to the capitalization of Ardent, effective August 1, 2001, are stated based upon the fair market values assigned in connection with the respective purchase price allocations. Subsequent property and equipment additions are stated at cost. Routine maintenance and repairs are charged to expense as incurred. Expenditures that increase values, change capacities, or extend useful lives are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, ranging generally from five to forty years for buildings and improvements and one to twenty years for equipment. Leasehold improvements are amortized over the shorter of the economic life or the initial lease term, which range from three to ten years.

     Property and equipment consisted of the following (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2004
                                                              -------   -------
Land and improvements.......................................  $13,984   $14,280
Buildings and improvements..................................   55,835    61,279
Equipment...................................................    9,536    12,606
Leasehold improvements......................................      377       495
Construction in progress....................................    2,063     2,645
                                                              -------   -------
                                                               81,795    91,305
Less accumulated depreciation and amortization..............   (5,233)   (7,950)
                                                              -------   -------
Property and equipment, net.................................  $76,562   $83,355
                                                              =======   =======

     The estimated cost to complete projects classified as construction in progress is $3.3 million at December 31, 2004 and is expected to be expended during fiscal 2005. Depreciation and amortization expense for the years ended December 31, 2002, 2003 and 2004 was $2.4 million, $2.6 million and

                         BEHAVIORAL HEALTHCARE SERVICES

$3.7 million, respectively, of which $228,000, $115,000 and $45,000, respectively, was included in discontinued operations for the years then ended.

GOODWILL

     Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets, ("SFAS No. 142"), on January 1, 2002. Under SFAS No. 142, goodwill acquired in a purchase business combination and determined to have an indefinite useful life is no longer amortized, but is subject to annual impairment tests. The Company compares the fair value of its hospitals, to which its goodwill is related, to their carrying amounts on at least an annual basis to determine if there is potential impairment. If the fair value is less than carrying value, the fair value of the respective hospitals is assigned to its respective assets and liabilities to determine if an impairment charge is required. Fair value of the respective hospitals and goodwill is estimated based upon internal evaluations that include quantitative analyses of cash flows. No impairment loss was recognized during the years ended December 31, 2002, 2003 and 2004 and for the six months ended June 30, 2005 related to goodwill.

IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

     On January 1, 2002, the Company adopted SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets ("SFAS No. 144"). Prior to January 1, 2002, the Company recognized impairments of long-lived assets in accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 144, when events, circumstances or operating results indicate that the carrying values of certain long-lived assets and related identifiable intangible assets (excluding goodwill) that are expected to be held and used might be impaired, the Company prepares projections of the undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the projections indicate that the recorded amounts are not expected to be recoverable, such amounts are reduced to estimated fair value. Fair value may be estimated based upon internal evaluations that include quantitative analyses of revenues and cash flows, reviews of recent sales of similar facilities and independent appraisals. Long-lived assets to be disposed of are reported at the lower of their carrying amounts or fair value less costs to sell or close.

     For the year ended December 31, 2002, the Company recognized impairment charges of $203,000 based on revised estimates of selling prices related to facilities identified for sale in 2001. The Company also reversed charges and related restructuring and exit costs accruals of $125,000 during the year ended December 31, 2002, based upon revised estimates of exit costs related to facilities identified for divestiture in prior periods.

RISK MANAGEMENT AND SELF-INSURED LIABILITIES

     Effective October 31, 2003, the Company was insured for professional and general liability risks through a captive insurance affiliate of Ardent for claims up to $2 million, subject to a $500,000 deductible per occurrence. Ardent also maintained excess insurance coverage on behalf of its affiliates, including the Company, with a third party insurance carrier for claims up to $75 million per occurrence and in the aggregate. Effective October 31, 2004, Ardent increased the excess insurance coverage to $100 million per occurrence and in the aggregate. Prior to October 31, 2003, Ardent maintained general and professional liability coverage on behalf of its affiliates, including the Company, with third party insurance carriers for claims up to $50 million per occurrence and in the aggregate subject to a $500,000 deductible per occurrence. Ardent also carries on behalf of its affiliates, including the Company, workers' compensation insurance with statutory limits and employer's liability policy limits of $1 million for each occurrence from a third party commercial insurance carrier of which Ardent is responsible for deductibles of $250,000 per occurrence.

                         BEHAVIORAL HEALTHCARE SERVICES

     The Company has provided an accrual for professional, general and workers' compensation liability risks based on actuarially determined estimates. Liabilities for professional, general and workers' compensation liability risks represent the estimated ultimate cost to the Company of all reported and unreported losses incurred through the respective balance sheet dates. The liabilities are estimated using individual case-basis valuations and actuarial analyses. As of December 31, 2003 and 2004, the Company's professional and general liability accrual for asserted and unasserted claims was $7.5 million and $12.1 million, respectively, of which $7.1 million and $11.2 million, respectively, was included in self-insured liabilities and $448,000 and $970,000, respectively, was included in other accrued expenses and liabilities in the accompanying combined balance sheets. The total costs for professional and general liability insurance allocated to the Company are based on the Company's actuarially determined portion of Ardent's total premiums and retention costs and was $7.5 million, $7.3 million and $6.8 million for the years ended December 31, 2002, 2003 and 2004, respectively, of which $7.1 million, $7.0 million and $6.7 million, respectively, were included in other operating expenses and $370,000, $324,000 and $78,000, respectively, were included in income from discontinued operations in the accompanying combined statements of income. As of December 31, 2003 and 2004, the Company's workers' compensation liability accrual for asserted and unasserted claims was $5.2 million and $5.0 million, respectively, of which $4.6 million and $4.7 million, respectively, was included in self-insured liabilities and $595,000 and $300,000, respectively, was included in other accrued expenses and liabilities in the accompanying combined balance sheets. The total costs for workers' compensation liability insurance allocated to the Company are based on the Company's actuarially determined portion of Ardent's total premiums and retention costs and was $4.1 million, $2.3 million and $2.9 million for the years ended December 31, 2002, 2003 and 2004, respectively, of which $3.7 million, $2.1 million and $2.9 million, respectively, was included in other operating expenses and $347,000, $147,000 and $22,000, respectively, was included in income from discontinued operations in the accompanying combined statements of income.

     Ardent provides funding to third-party insurance carriers to prepay certain workers' compensation claims deductibles. As of December 31, 2003 and 2004, Ardent had prepaid on behalf of the Company $3.2 million and $4.2 million, respectively, of claims deductibles, which prepaid amounts are included in prepaid expenses and other current assets in the accompanying combined balance sheets.

EQUITY

     Equity represents the net investment in the Company by Ardent. It includes additional paid-in-capital and net earnings and losses. Ardent contributed $10.0 million and $8.0 million to the Company in the years ended December 31, 2002 and 2003, respectively, related to acquisitions discussed in Note 2. Ardent contributed $4.1 million to the Company in the year ended December 31, 2004 related to forgiveness of intercompany balances.

MANAGEMENT FEES

     Ardent incurs various corporate general and administrative expenses related to centralized services including information systems, reimbursement, accounting, taxation, legal, internal audit and risk management. These corporate overhead expenses are allocated to the Company based on the direct costs associated with behavioral-specific departments and an allocation of all other indirect corporate overhead costs based on a percentage of operating expenses. In the opinion of Ardent's management, this allocation method is reasonable.

INCOME TAXES

     Ardent files consolidated federal and state income tax returns, which include all of its eligible affiliates, including the Company. The provision for income taxes in the combined statements of income

                         BEHAVIORAL HEALTHCARE SERVICES
for all years presented have been computed on a separate return basis (i.e., assuming the Company had not been included in Ardent's consolidated income tax return). All income tax payments are made by the Company through Ardent. Ardent's tax sharing agreement with its affiliates allocates tax assets and liabilities on a separate return basis as well.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial reporting and tax bases of assets and liabilities, with the primary differences related to the allowance for doubtful accounts, accrued liabilities, depreciation methods and periods and deferred cost amortization methods. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company must assess the likelihood that deferred tax assets will more likely than not be recovered from future taxable income to determine whether an evaluation allowance should be established. For purposes of allocating intercompany expenses, the Company follows Internal Revenue Code section 482. The difference between this method and accounting principles generally accepted in the United States generates a permanent difference in the calculation of the Company's tax liability on a standalone basis.

CONCENTRATIONS OF CREDIT RISK

     The Company's primary concentration of credit risk is patient accounts receivable, which consists of amounts owed by various governmental agencies, managed care payors, commercial insurance companies, employers and private patients. The Company manages its patient accounts receivable by regularly reviewing its accounts and contracts and by providing appropriate allowances for uncollectible amounts. Medicare and Medicaid programs comprised 9% and 36% of patient accounts receivable, respectively, at December 31, 2003 and 9% and 31% of patient accounts receivable, respectively, at December 31, 2004. Receivables from Medicaid include amounts from the various states in which the Company operates. Remaining receivables relate primarily to various commercial insurance carriers and managed care programs. The number of patients and payors limits concentration of credit risk from other payors.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash and cash equivalents, accounts receivable, prepaids, other current assets, accounts payable and accrued liabilities, including self-insured liabilities, approximate fair value because of the short-term nature of these items.

SEGMENT INFORMATION

     Management has determined that the Company does not have separately reportable segments as defined under SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. Rather, the Company's hospitals are all similar in their business activities and the economic environments in which they operate.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In May 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities ("SFAS No. 150"). SFAS No. 150 requires issuers to classify as liabilities, or assets in some circumstances, three classes of freestanding financial instruments that embody obligations of the issuer. Generally, SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003 and was otherwise effective for interim periods beginning after June 15, 2003. For mandatorily

                         BEHAVIORAL HEALTHCARE SERVICES
redeemable financial instruments, as defined by SFAS No. 150, the statement is effective for fiscal periods beginning after December 15, 2003. The application of SFAS No. 150 did not have a material effect on the Company's combined financial position or results of operations.

     In December 2003, the FASB issued Interpretation No. 46 (revised December
2003), Consolidation of Variable Interest Entities ("FIN 46R"). FIN 46R replaces Interpretation No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51, which was issued in January 2003. FIN 46R addresses the consolidation by business enterprises of variable interest entities as defined within FIN 46R. The Company immediately applied the provisions of FIN 46R to variable interests in variable interest entities created after December 31, 2003. The Company must apply the provisions of FIN 46R to all other variable interests in variable interest entities effective January 1, 2005. The application of FIN 46R did not have a material effect on the Company's combined financial position or results of operations.

2. ACQUISITIONS, DIVESTITURES, IMPAIRMENTS AND RESTRUCTURING CHARGES AND LIABILITIES

ACQUISITIONS

     Acquisitions are accounted for using the purchase method of accounting prescribed by SFAS No. 141, Business Combinations, and the results of operations are included in the combined statements of income from the respective dates of acquisition. The purchase prices of these transactions were allocated to the assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition and are subject to change during the twelve-month period subsequent to the acquisition date due to settling amounts related to purchased working capital and final determination of fair value estimates.

  2002 ACQUISITIONS

     Effective June 1, 2002, the Company acquired certain assets and liabilities of Cumberland Hospital located in New Kent, Virginia from The Brown Schools. Ardent financed the acquisition through the sale of equity securities in 2001 and borrowings under its existing revolving credit facility. The Company financed the acquisition through a $10.0 million capital contribution from Ardent and the remainder financed through intercompany borrowings.

     The purchase price was determined as follows (in thousands):

Purchase price paid.........................................  $14,640
Acquisition costs...........................................      333
                                                              -------
                                                              $14,973
                                                              =======

     The purchase price for the acquisition of Cumberland Hospital was allocated to the estimated fair value of the net assets acquired as follows (in thousands):

Cash........................................................  $     2
Other current assets........................................      129
Property and equipment......................................    6,134
Goodwill....................................................    9,083
Other assets................................................        9
Current liabilities assumed.................................     (384)
                                                              -------
                                                              $14,973
                                                              =======

     The amount of goodwill deductible for income tax purposes is $9.1 million.

                         BEHAVIORAL HEALTHCARE SERVICES

  2003 ACQUISITIONS

     Effective October 8, 2003, the Company acquired the Northwestern Institute of Psychiatry (renamed Brooke Glen), a private behavioral health services facility located in Fort Washington, Pennsylvania for $7.7 million, plus acquisition costs. The purchase price was paid by Ardent in cash. The Company financed the acquisition through an $8.0 million capital contribution from Ardent and the remainder through intercompany borrowings.

     The purchase price was determined as follows (in thousands):

Purchase price paid.........................................  $7,700
Acquisition costs...........................................   1,012
                                                              ------
                                                              $8,712
                                                              ======

     The purchase price for the acquisition was allocated to the estimated fair value of the net assets acquired as follows (in thousands):

Current assets..............................................  $  115
Property and equipment......................................   8,943
Current liabilities assumed.................................    (346)
                                                              ------
                                                              $8,712
                                                              ======

DIVESTITURES AND IMPAIRMENTS

  DISCONTINUED OPERATIONS

     As of December 31, 2003, net assets held for sale was comprised of one hospital, which was sold effective April 1, 2004 for consideration of approximately $6.0 million resulting in a pretax gain of $3.8 million. The assets and liabilities of the hospital are included in assets held for sale and liabilities held for sale in the combined balance sheet as of December 31, 2003.

     The carrying amounts of the major classes of these assets and liabilities were as follows (in thousands):

                                                              DECEMBER 31,
                                                                  2003
                                                              ------------
Assets
  Prepaid expenses and other current assets.................     $   59
  Inventories...............................................         24
  Property and equipment, net...............................      2,132
                                                                 ------
Assets held for sale........................................      2,215


Liabilities
  Accounts payable..........................................        132
  Accrued salaries and benefits.............................        216
  Other current liabilities.................................        138
                                                                 ------
Liabilities held for sale...................................        486
                                                                 ------
Net assets held for sale....................................     $1,729
                                                                 ======

                         BEHAVIORAL HEALTHCARE SERVICES

     The hospital's results of operations and cash flows are presented as discontinued operations in the accompanying combined statements of income and cash flows for the years ended December 31, 2002, 2003 and 2004, respectively.

     For the year ended December 31, 2002, the Company recorded a pretax gain of $2.3 million from the sale of one hospital. For the year ended December 31, 2003, the Company recorded pretax gains of $1.0 million from the sale of one hospital and recoveries of fully reserved items related to a hospital sold in 2002.

     Total net revenues for the facilities identified as held for sale under SFAS No. 144 were $19.6 million, $11.5 million and $3.5 million for the years ended December 31, 2002, 2003 and 2004 and $3.2 million (unaudited) for the three months ended March 31, 2004, respectively.

  OTHER DIVESTITURES

     For the year ended December 31, 2002, the Company recognized a net pre-tax gain of $902,000 on the sale of two hospitals, which were previously identified for sale under SFAS No. 121 and a net pre-tax gain of $306,000 on the net working capital settlement of a hospital sold in 2001. For the year ended December 31, 2003, the Company recorded a pre-tax gain of $618,000 on the sale of two hospitals which were previously identified as held for sale under SFAS No. 121. Under SFAS No. 121, the net gain is recorded in the accompanying combined statements of income as gain on divestitures and the historical results of operations and financial position are not reclassified as discontinued operations and assets or liabilities held for sale, respectively.

     The reconciliation of the pre-tax gain on divestitures and discontinued operations is as follows (in thousands):

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2002      2003      2004
                                                          -------   -------   -------
Proceeds from divestitures, net of selling costs paid...  $ 9,390   $ 6,370   $ 5,904
Net assets sold:
  Property and equipment................................   (4,159)   (3,137)       --
  Prepaid expense and other current assets..............     (315)       --        --
  Assets held for sale..................................     (880)   (1,766)   (2,247)
  Other long-term assets................................     (479)       --        --
  Accounts payable......................................       --        --       186
  Other liabilities.....................................       --       183        --
                                                          -------   -------   -------
Gain on divestitures....................................  $ 3,557   $ 1,650   $ 3,843
                                                          =======   =======   =======

RESTRUCTURING CHARGES AND LIABILITIES

     The Company initiated restructuring activities during 2001 and 2002 in part through the divestiture of under performing or non-strategic hospitals that were identified as being not compatible with the Company's operating plans based upon management's review of all hospitals.

     For the year ended December 31, 2002, the Company recognized restructuring and exit cost charges of $1.1 million comprised of restructuring and exit costs related to a hospital identified for divestiture in 2002. The Company paid $507,000 of such costs during the year ended December 31, 2002. The Company also reversed charges of $125,000 based upon revised exit costs of facilities identified for divestiture in prior periods.

                         BEHAVIORAL HEALTHCARE SERVICES

     For the years ended December 31, 2003 and 2004, respectively, the Company paid $906,000 and $529,000, respectively, in restructuring and exit costs related to three hospitals identified for divestiture in prior periods.

     Restructuring and exit costs accruals are included in other current liabilities in the accompanying combined balance sheets. The following table summarizes the changes in restructuring and exit costs accruals, consisting of facility exit costs, lease termination costs and other non-severance costs, for the following periods (in thousands):

Balance at January 1, 2002..................................  $1,119
  Charges...................................................   1,073
  Payments..................................................    (507)
  Changes in estimates related to prior period charges......    (125)
                                                              ------
Balance at December 31, 2002................................   1,560
  Payments..................................................    (906)
                                                              ------
Balance at December 31, 2003................................     654
  Payments..................................................    (529)
                                                              ------
Balance at December 31, 2004................................     125
  Payments (unaudited)......................................    (125)
                                                              ------
Balance at June 30, 2005 (unaudited).......................   $   --
                                                              ======

PRO FORMA RESULTS OF OPERATIONS (UNAUDITED)

     The following unaudited pro forma results of operations give effect to the operations of the acquisitions and divestitures as if the respective transactions had occurred as of the first day of the year immediately preceding the period in which the transaction occurred (in thousands):

                                               YEARS ENDED DECEMBER 31,
                                            ------------------------------     JUNE 30,
                                              2002       2003       2004         2004
                                            --------   --------   --------   -----------
                                                                             (UNAUDITED)
Net revenues..............................  $249,930   $267,739   $294,282     $146,420
Net income................................     8,026     17,371     14,071        7,006

     The unaudited pro forma results of operations do not purport to represent what the Company's results of operations would have been had such transactions occurred at the beginning of the period presented or to project the Company's results of operations in any future period.

3.  GOODWILL

     The Company completed its transition impairment tests of goodwill during the second quarter of 2002 and noted no impairment. The Company also performed its annual impairment tests as of October 1, 2002, 2003 and 2004, respectively, and noted no impairment.

4.  INTERCOMPANY RECEIVABLE FROM ARDENT

     Intercompany balances represent amounts due from Ardent for funds generated by the Company in its operations, which are swept to Ardent under a centralized cash management agreement. Funds swept to Ardent are offset by funds paid by Ardent on behalf of the Company for purchases of assets and payments of certain operating expenses and costs, such as insurance, payroll, employee benefits, management fees and other expenses. The intercompany balances due to Ardent, which are due upon demand, and the

                         BEHAVIORAL HEALTHCARE SERVICES
intercompany balances due from Ardent accrue or earn interest, respectively, at LIBOR plus 3.5% which was 6.1% at December 31, 2004. Net interest expense and income related to intercompany balances due to and due from Ardent are reflected in the accompanying combined statements of income.

     In connection with the sale of the Company, intercompany balances at the date of the sale will be forgiven. See Note 1 under Organization and Basis of Presentation.

5.  INCOME TAXES

     Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2004
                                                              -------   -------
Deferred tax assets:
  Patient accounts receivable, net..........................  $ 3,076   $ 1,230
  Accrued liabilities.......................................    6,835     8,244
  Depreciation..............................................    2,459       287
  Amortization..............................................    5,204     4,740
  Federal AMT credit........................................      206       428
  State net operating loss carryforwards....................    2,155     2,374
                                                              -------   -------
Total deferred tax assets...................................   19,935    17,303
Valuation allowance for deferred tax assets.................   (1,049)   (1,246)
                                                              -------   -------
Net deferred tax assets.....................................  $18,886   $16,057
                                                              =======   =======

     The net deferred tax assets are presented in the accompanying combined balance sheets under the following captions (in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                               2003      2004
                                                              -------   -------
Current deferred tax asset..................................  $ 9,960   $ 9,523
Noncurrent deferred tax asset...............................    8,926     6,534
                                                              -------   -------
Net deferred tax asset......................................  $18,886   $16,057
                                                              =======   =======

     At December 31, 2003 and 2004, the Company has state net operating loss carryforwards of $38.2 million and $39.8 million, respectively, for income tax purposes that expire in 2005 through 2024. At December 31, 2003 and 2004, the Company has federal alternative minimum tax ("AMT") credits of $206,000 and $428,000, respectively, for income tax purposes. These AMT credits do not expire.

     During the years ended December 31, 2003 and 2004, the Company (decreased) increased the valuation allowance related to its deferred tax assets by $(825,000) and $197,000, respectively.

     As of December 31, 2003 and 2004, a valuation allowance of $1.0 million and $1.2 million, respectively, has been recognized as an offset to deferred tax assets related primarily to the estimated realizability of certain state net operating loss carryforwards. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible,

                         BEHAVIORAL HEALTHCARE SERVICES
management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the existing valuation allowance. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. Subsequently recognized tax benefit or expense relating to the valuation allowance for deferred tax assets will be reported as an income tax benefit or expense in the combined statement of income.

     Significant components of the provision (benefit) for income taxes attributable to continuing operations are as follows (in thousands):

                                                             YEARS ENDED DECEMBER 31,
                                                             ------------------------
                                                              2002     2003     2004
                                                             ------   ------   ------
Current:
  Federal..................................................  $ (210)  $2,625   $5,593
  State....................................................     413      190      473
                                                             ------   ------   ------
Total current..............................................     203    2,815    6,066
                                                             ------   ------   ------
Deferred:
  Federal..................................................   1,136    4,301    1,734
  State....................................................     733    1,563      359
                                                             ------   ------   ------
Total deferred.............................................   1,869    5,864    2,093
                                                             ------   ------   ------
Income tax expense.........................................  $2,072   $8,679   $8,159
                                                             ======   ======   ======

     The Company's combined effective tax rate differed from the amounts computed by applying the federal statutory rate to pre-tax income from continuing operations as set forth below (dollars in thousands):

                                                   YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------
                                         2002                2003                2004
                                   -----------------   -----------------   ----------------
                                   AMOUNT    PERCENT   AMOUNT    PERCENT   AMOUNT   PERCENT
                                   -------   -------   -------   -------   ------   -------
Tax at federal statutory rate....  $ 2,722     34.0%   $ 8,637    34.0%    $7,311    $34.0%
States taxes, net of federal
  benefits.......................      756      9.4      1,062     4.2        549      2.6
Expiration of state net operating
  loss carryforwards.............       --       --         95     0.4         --       --
Management fees and other
  permanent differences..........   (1,415)   (17.6)    (1,087)   (4.3)       522      2.4
Other, net.......................        9      0.1        (28)   (0.1)      (223)    (1.0)
                                   -------    -----    -------    ----     ------    -----
Total............................  $ 2,072     25.9%   $ 8,679    34.2%    $8,159     38.0%
                                   =======    =====    =======    ====     ======    =====

6.  EMPLOYEE BENEFIT PLANS

401(K) PLAN

     Ardent maintains a defined contribution retirement plan for its affiliates (including the Company), the Ardent Health Services Retirement Savings Plan (the "Plan"). The Plan covers all of the Company's employees who have attained the age of 21 and have completed ten hours of service in a three month period. The Plan provides for a discretionary employer matching contribution. In fiscal 2002, 2003 and 2004, the employer contribution was an amount equal to 100.0% of eligible employees' pre-tax contributions not to exceed a maximum of 3.0% of the eligible employees' compensation contributed to the

                         BEHAVIORAL HEALTHCARE SERVICES

Plan. The Company's retirement plan expense totaled $1.3 million, $1.3 million and $1.2 million, for the years ended December 31, 2002, 2003 and 2004, respectively, of which $1.2 million, $1.2 million and $1.2 million were included in salaries and benefits and $103,000, $78,000 and $16,000, respectively, were included in income from discontinued operations in the accompanying combined statements of income.

EMPLOYEE HEALTH PLAN

     Ardent maintains a self-insured medical and dental plan for substantially all of the Company's employees. Ardent charges its affiliates premiums for such medical and dental coverage and assumes the liability for self-insured medical and dental benefits. Accordingly, no liability for medical and dental benefits is recorded in the accompanying combined balance sheets. Ardent has entered into a reinsurance agreement with an independent insurance company to limit its exposure to losses on certain claims. Under the terms of the agreement, the insurance company will reimburse Ardent and its subsidiaries for claims amounts exceeding $150,000 per claim, subject to an additional aggregate of $115,000, up to $1.9 million per employee. The total costs allocated to the Company related to the self-insured employee medical and dental benefits are based on the Company's portion of Ardent's total estimated ultimate cost of settlement of known claims and claims incurred but not reported, including claim settlement expense. The estimated ultimate cost of settlement is based on an average lag time and past experience. The Company's allocated costs was $8.6 million, $9.2 million and $12.4 million, for the years ended December 31, 2002, 2003 and 2004, respectively, of which $7.6 million, $8.6 million and $12.1 million, respectively, were included in other operating expenses and $1.0 million, $607,000 and $337,000, respectively, were included in income from discontinued operations in the accompanying combined statements of income.

7.  COMMITMENTS AND CONTINGENCIES

NET REVENUE

     The Medicare and Medicaid regulations and various managed care contracts under which the discounts from the Company's standard charges must be calculated are complex and are subject to interpretation and adjustment. The Company estimates the allowance for contractual discounts on a payor-specific basis given its interpretation of the applicable regulations or contract terms. However, the services authorized and provided and resulting reimbursements are often subject to interpretation. These interpretations sometimes result in payments that differ from the Company's estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by management.

     In 2004 and 2005, the Company received notices from the state of West Virginia's Medicaid program that certain amounts paid by the program to its Fox Run behavioral hospital in prior years were paid pursuant to an incorrect reimbursement system and that the Company owes certain of the previously reimbursed amounts back to the program. The Company has accrued $7.5 million for this issue in 2004 and intends to appeal the program's decision.

     The final determination of amounts earned under Medicare and Medicaid programs often does not occur until fiscal years subsequent to submission of claims due to audits by the administering agency, rights of appeal and the application of numerous technical provisions. Differences between original estimates and subsequent revisions, including final settlements, are included in the results of operations of the period in which the revisions are made.

LITIGATION AND REGULATORY MATTERS

     From time to time, claims and suits arise in the ordinary course of the Company's business. In certain of these actions, plaintiffs request punitive or other damages against the Company that may not be covered

                         BEHAVIORAL HEALTHCARE SERVICES
by insurance. The Company does not believe that it is a party to any proceeding that, in management's opinion, would have a material adverse effect on the Company's business, financial condition or results of operations.

     The Company was a defendant in a lawsuit originally filed under seal in July 1998, in San Diego Federal Court. The suit was filed under the False Claims Act and alleged, among other things, that the defendants filed or caused to be filed false claims seeking reimbursement from a federal payor program. The Government intervened in the suit for the sole purpose of settling certain of the allegations relating to how three of the Company's hospitals received reimbursement for certain bad debt claims and how certain administrative costs were allocated among two of the Company's hospitals. On or about November 19, 2001, the court conducted a hearing to address certain private parties' (the "Relators") objections. The non-Relator parties settled these claims in January 2002 for approximately $338,000 in restitution, fines, and penalties. The Company also agreed to a settlement with the Office of the Inspector General of the Department of Health and Human Services regarding these same claims whereby the Company has executed a declaration making certain representations as to the future conduct of its compliance program.

     In connection with a previous announcement by Ardent that, as a result of an independent investigation into certain accounting matters in its Albuquerque market, it planned to restate certain previously reported consolidated financial statements, the Securities and Exchange Commission ("SEC") has commenced an informal inquiry concerning these issues. Ardent intends to fully cooperate with the SEC.

ACQUISITIONS

     The Company has acquired businesses with prior operating histories. Acquired companies may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations, such as billing and reimbursement, fraud and abuse and anti-kickback laws. The Company has from time to time identified certain past practices of acquired companies that do not conform to its standards. Although the Company institutes policies designed to conform such practices to its standards following completion of acquisitions, there can be no assurance that the Company will not become liable for the past activities of these acquired facilities that may later be asserted to be improper by private plaintiffs or government agencies. Although the Company generally seeks to obtain indemnification from prospective sellers covering such matters, there can be no assurance that any such matter will be covered by indemnification, or if covered, that such indemnification will be adequate to cover potential losses and fines.

OPERATING LEASES

     The Company leases various buildings, office space and equipment under non-cancelable operating leases that expire at various dates through 2009. As of December 31, 2004, the future minimum lease commitments under non-cancelable leases (with initial or remaining lease terms in excess of one year) are as follows (in thousands):

2005........................................................   $1,230
2006........................................................      973
2007........................................................      571
2008........................................................      261
2009........................................................      118
                                                               ------
  Total rental payments.....................................   $3,153
                                                               ======

                         BEHAVIORAL HEALTHCARE SERVICES

     Rental expense totaled $3.5 million, $3.7 million and $3.6 million for the years ended December 31, 2002, 2003 and 2004, respectively, of which $3.2 million, $3.5 million and $3.6 million, respectively, were included in other operating expenses and $275,000, $163,000 and $33,000, respectively, were included in income from discontinued operations in the accompanying combined statements of income. Sublease rental income was $89,000 for the year ended December 31, 2004. The aggregate future minimum sublease income is $118,000 at December 31, 2004.

8.  GUARANTEE OF DEBT

     The Company, except for one of its hospitals, has fully and unconditionally guaranteed Ardent's $225.0 million senior subordinated notes on an unsecured senior subordinated basis. The Company also guarantees a senior secured credit agreement of Ardent, which is secured, in part, by the Company's assets and capital stock. As of December 31, 2004, Ardent had outstanding borrowings under the senior secured credit agreement of $299.3 million.

     In connection with entering into a definitive agreement to sell the Company, Ardent commenced a tender offer and consent solicitation relating to its senior subordinated notes and intends to seek an amendment and restatement of its senior secured credit agreement. Ardent expects to use a portion of the proceeds from the sale of the Company to finance the tender offer. Ardent expects to use the remaining proceeds to, among other things, repay a portion of its senior indebtedness. However, there is no assurance that the sale of the Company will occur or that Ardent will be able to repay a portion if its indebtedness with the expected proceeds therefrom. If Ardent does not complete the tender offer and amendment and restatement of its credit agreement, Ardent will continue to be subject to the restrictive covenants and events of default intended to be eliminated or modified thereby.

     Due to Ardent's current status with respect to certain covenants and cross-default provisions under its senior secured credit agreement and under the indenture to its senior subordinated notes, Ardent may be in default of certain restrictive covenants under the senior subordinated notes and under the credit agreement within the ensuing one year period. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt, including the Company's assets and stock.